Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of EON Communications Corporation on Amendment No. 2 to Form S-4 of our report dated December 17, 2013, with respect to our audit of the financial statements of Inventergy, LLC (a development stage company) as of December 31, 2012 and for the period from January 12, 2012 (inception) to December 31, 2012, and our report dated March 13, 2014 with respect to our audit of the financial statements of Inventergy, Inc. (a development stage company) as of December 31, 2013 and for the year then ended and for the period from January 12, 2012 (inception) to December 31, 2013, which reports appear in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum LLP

/s/ Marcum LLP

San Francisco, CA

April 23, 2014